                                 D. SCHEDULE 13G

           ACQUISITION STATEMENT FOR SECURITIES PURCHASED PURSUANT TO
                           SECTION 13 OF THE 1934 ACT

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )*

                       Boston Restaurant Associates, Inc.
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                                (Name of Issuer)

                          Common Stock, $.01 par value
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                         (Title of Class of Securities)

                                    101122109
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                                 (CUSIP Number)

                                December 31, 2002
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             (Date of Event Which Requires Filing of this Statement)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

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  1  Names of Reporting Persons/I.R.S. Identification Nos. of Above
     Persons (Entities Only)

               Roger Lipton     ###-##-####
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  2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                               (a)  [ ]
             N/A                                               (b)  [ ]

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  3 SEC Use Only

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  4 Citizenship or Place of Organization

    U.S.A.

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                         5 Sole Voting Power     Common Stock       Common Stock
                                                                       Options
        Number of
         Shares
      Beneficially           Mary Lipton             49,000
       Owned by              Roger Lipton           833,864             30,000
          Each               RHL Associates         635,619
       Reporting             Lipton Foundation        5,607
      Person With            Leslie Lipton            7,000

                         -------------------------------------------------------
                         6 Shared Voting Power   N/A

                         -------------------------------------------------------
                         7 Sole Dispositive Power  Same as 5

                         -------------------------------------------------------
                         8 Shared Dispositive Power     N/A

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   9 Aggregate Amount Beneficially Owned by Each Reporting Person

                               Common Stock              Common Stock Options

         Mary Lipton               49,000
         Roger Lipton             833,864                      30,000
         RHL Associates           635,619
         Lipton Foundation          5,607
         Leslie Lipton              7,000

         Total                  1,531,090

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  10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                             (See Instructions)
                                                                    [_]

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  11 Percent of Class Represented by Amount in Row (9)  1,531,090/7,035,170
                                                          21.76% Common Stock

                                                        30,000/912,146
                                                           3.3% Common Stock
                                                                Options
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         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                        Date:  January 16, 2003

                                        By: /s/ ROGER LIPTON
                                           -----------------------------------
                                           Name:  Roger Lipton